EXHIBIT 10.6




               EXECUTIVE EMPLOYMENT AGREEMENT




                         by and between




                    AMERICAN DISPOSAL SERVICES, INC.

                         a Delaware corporation,





                              and





                         ANN L. STRAW

                         an individual
















                    TABLE OF CONTENTS

                                                            PAGE

1.   Position and Duties; Location                            1

2.   Term of Employment                                       2

3.   Compensation, Benefits and Reimbursement                 2
     3.1  Base Salary                                         2
     3.2  Increases in Base Salary                            2
     3.3  Bonus                                               3
          (a)  Target Bonus                                   3
          (b)  Determination of Bonus                         3
     3.4  Additional Benefits                                 3
          (a)  Officer Benefits                               3
          (b)  Vacation                                       3
          (c)       Life Insurance                            4
          (d)       Reimbursement for Expenses                4
          (e)       Withholding                               4

4.   Termination of the Agreement                             4
     4.1  Termination by Company Defined                      4
          (a)  Termination Without Cause                      4
          (b)  Termination For Cause                          4
          (c)  Termination by Reason of Death or
               Disability                                     5
     4.2  Termination by Officer Defined                      5
          (a)  Termination Other Than For Good Reason         5
          (b)  Termination For Good Reason                    6
          (c)  Good Reason Following a Change in Control      6
     4.3  Effect of Termination                               8
          (a)  Termination by Company                         8
               (i)   Termination Without Cause                8
               (ii)  Termination For Cause                    8
               (iii) Termination Due to Death or
                     Permanent Disability                     9
          (b)  Termination by Officer                         9
               (i)  Termination Other Than For Good Reason    9
               (ii) Termination For Good Reason               9
     4.4  Severance Payment                                  10
          (a)  Definition of "Severance Payment"             10
          (b)  Payment of Severance Payment                  10
          (c)  Other Severance Benefits                      11
          (d)  Full Settlement of All Obligations            12
          (e)  Change in Control                             12
     4.5  Gross-Up                                           14
     4.6  Offset                                             14

5.   Miscellaneous.                                          14
     5.1  Payment Obligations                                14
     5.2  Confidentiality                                    15
     5.3  Waiver                                             15
     5.4  Entire Agreement; Modifications                    15
     5.5  Notices                                            15
     5.6  Headings                                           16
     5.7  Governing Law                                      16
     5.8  Arbitration                                        16
     5.9  Severability                                       16
     5.10 Survival of Company's Obligations                  17
     5.11 Survival of Certain Rights and Obligations         17
     5.12 Counterparts                                       17
     5.13 Indemnification                                    17


































               EXECUTIVE EMPLOYMENT AGREEMENT


          THE EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the first day of January, 1998, (the
"Effective Date"), by and between AMERICAN DISPOSAL SERVICES,
INC., a Delaware corporation (the "Company") and ANN L. STRAW, an individual (the "Officer").

                         RECITAL

          WHEREAS, the Officer has been employed by and currently serves as the Company's Vice-President, Secretary and General
Counsel;

          WHEREAS, the Company recognizes Officer's substantial contribution to the growth and success of the Company; and desires to provide for continued employment of Officer in order to reinforce and encourage his continued attention and dedication to the Company as a member of the Company's senior management;

          WHEREAS, Company desires to continue to employ Officer as Vice-President, Secretary and General Counsel, and Officer is willing to continue to accept such employment by Company, on the terms and subject to the conditions set forth in the Agreement;

          NOW, THEREFORE, in consideration of the foregoing mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Position and Duties; Location.

          During the Term (as defined in Paragraph 2 below) of the Agreement, Officer agrees to be employed by and to serve the Company as its Vice-President, Secretary and General Counsel subject to the control of the Board of Directors (the "Board"), and the Company agrees to employ and retain Officer in such capacities. During the Term (as defined in Paragraph 2 below) Officer agrees to devote substantially all of his working time, energy, efforts and abilities to the business affairs of the Company and its subsidiaries. Officer's principal place of business will be located within 25 miles of Burr Ridge, Illinois. The Company shall provide Officer with working facilities and support services as are suitable to his position and appropriate for the performance of his duties.

2.   Term of Employment.

          The Term (the "Term") of the Agreement shall be for the period commencing on the Effective Date and ending on the last day of the eighteenth (18th) month following the Effective Date (the "Termination Date"), unless terminated earlier pursuant to the Agreement (the "Early Termination Date"); provided, however, that commencing on the last day of the twelfth (12th) month following the Effective Date and each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than six (6) months before such date, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement. References herein to the Term of the Agreement shall refer to both the initial Term and any such extended Term.

3.   Compensation, Benefits and Reimbursement.

          3.1 Base Salary. During the Term of the Agreement and subject to the terms and conditions set forth herein, Company agrees to pay to Officer an annual "Base Salary" equal to _______________ Thousand Dollars ($____________), or such higher amount as may from time-to-time be determined by the Board. Unless otherwise agreed in writing by Officer and Company, the salary shall be payable in substantially equal semimonthly installments in accordance with the standard policies of Company in existence from time-to-time.

          3.2 Increases in Base Salary. Officer's Base Salary shall be reviewed no less frequently than on each anniversary of the Effective Date during the Term by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Officer may be increased on each such anniversary date (and such other times as the Board or a committee of the Board may deem appropriate during the Term of the Agreement) to an amount determined by the Board (or a committee of the Board). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Company hereunder and, once established at an increased specified rate, Officer's Base Salary shall not be reduced unless Officer otherwise agrees in writing.

          3.3 Bonus. During the Term of the Agreement, Officer shall be eligible for the following bonus:

               (a) Target Bonus. Officer shall be eligible to receive an annual bonus for each fiscal year of the Company (or portion thereof) during the Term of the Agreement as determined below. Any such bonus shall be payable within seventy-five (75) days after the end of Company's fiscal year to which such bonus relates; provided, however, that the Chief Executive Officer of the Company may defer payment of such bonus for a period not to exceed one year if such officer determines that deferral is in the best interests of the Company.

               (b) Determination of Bonus. With respect to each fiscal year during the Term, the actual amount of the bonus payable pursuant to Subparagraph (a) shall be determined on the basis of criteria with respect to the performance of Officer and/or Company established by the Board (or a committee of the Board) in consultation with the Chief Executive Officer of the Company prior to the commencement of the fiscal year and such other factors and conditions as the Board may deem relevant; provided, however, that the criteria for the bonus for 1998 shall be established in the first quarter of 1998.

          3.4  Additional Benefits.  During the Term of the
Agreement, Officer shall be entitled to the following additional benefits:

               (a) Officer Benefits. Officer shall be entitled to such benefits as are generally provided by the Company to its senior executive employees including, without limitation, (i) Company stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental, vision, sick pay, and medical plans, personal catastrophe and accidental death insurance plans, financial planning and automobile arrangements, retirement plans and supplementary executive retirement plans, if any, and (ii) personal leave, sick leave and vacation leave to the extent such leaves are provided to all senior executive employees. Officer is also entitled to the benefit of any life and health insurance plans, pension, stock option plans and other similar plans as the Company may have or may establish from time-to-time for its senior executive employees.

               (b) Vacation. Officer shall be entitled to a minimum of four (4) weeks of vacation during each year during the Term of the Agreement and any extensions thereof, prorated for partial years. Any accrued vacation not taken during any year may be carried forward to subsequent years; provided, that Officer may not accrue more than eight (8) weeks of unused vacation at any time.

               (c)  Life Insurance.  During Term of the
Agreement, Company shall, at its sole cost and expense, procure and keep in effect term life insurance (a minimum two (2) year term certain policy) on the life of Officer, payable to such beneficiaries as Officer may from time-to-time designate, in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000); provided, however, in no event shall the premiums for such insurance policy exceed three times normal and customary rates for a normal healthy male of similar age. Such policy shall be owned by Officer or by a member of his immediate family. The Company shall have no incidents of ownership therein.

               (d) Reimbursement for Expenses. During the Term of the Agreement, Company shall reimburse Officer for all reasonable out-of-pocket business and/or entertainment expenses incurred by Officer for the purpose of and in connection with the performance of his services pursuant to the Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to the Company of vouchers or other statements itemizing such expenses in reason able detail consistent with Company's policies.

               (e) Withholding. Compensation and benefits paid to Officer under the Agreement shall be subject to applicable federal, state and local wage deductions and other deductions required by law.

4.   Termination of the Agreement.

          4.1  Termination by Company Defined.

               (a) Termination Without Cause. Subject to the provisions set forth in Paragraph 4.3 below, "Termination Without Cause" shall constitute any termination by Company other than termination for "Cause" (as defined in Para graph 4.1(b) below).

               (b)  Termination For Cause.  Subject to the
provisions set forth in Paragraph 4.3 below, prior to the Termination Date, the Company shall have the right to terminate the Agreement for "Cause"; provided, however, that Officer shall not be deemed to have been terminated for Cause without (i) reasonable written notice to Officer setting forth the reasons for the Company's intention to terminate for "Cause", (ii) an opportunity for the Officer, together with his counsel, to be heard before the Board, and (iii) delivery to the Officer of a written notice of termination (which date of delivery of such notice shall be the Early Termination Date), as defined herein, from the Board finding that in the good faith opinion of the Board, Officer was guilty of conduct set forth therein, and
specifying the particulars thereof in detail.   For purposes of
the Agreement, "Cause" shall mean the following:

               A commission of a felony, a crime involving moral turpitude, embezzlement, misappropriation of property of the Company or a subsidiary, any other act involving dishonesty or fraud with respect to the Company or a subsidiary; a material breach of a directive of the Board which has not been cured within a specified reasonable time after written notice of breach; or a repeated failure after written notice to follow the reasonable directives of the Board.

               (c)  Termination by Reason of Death or Disability.
Subject to the provisions set forth in Paragraph 4.3 below, prior to the Termination Date, Company shall have the right to terminate the Agreement by reason of Officer's death or Permanent
Disability.  For purposes of the Agreement, "Permanent
Disability" shall mean the following:

          The Officer is unable to perform his duties hereunder for 180 days during any 365 consecutive days by reason of physical or mental disability. The disability will be deemed to have occurred on the one hundred and eightieth (180th) day of Officer's absence or lack of adequate performance.

          4.2  Termination by Officer Defined.

               (a)  Termination Other Than For Good Reason.
Subject to the provisions set forth in Paragraph 4.3 below, Officer shall have the right to terminate the Agreement for any reason other than for Good Reason (as defined in Paragraph 4.2(b) below), at any time prior to the Termination Date, upon written notice delivered to Company thirty (30) days prior to the effective date of termination specified in such notice (which date shall be the applicable Early Termination Date).

               (b) Termination For Good Reason. Subject to the provisions of Paragraph 4.3 below, Officer shall have the right to terminate the Agreement prior to the Termination Date in the event of the material breach of the Agreement by Company, if such breach is not cured by Company within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to Company, or, following a Change in Control (as defined in Paragraph 4.4(e) below), under the circumstances set forth in Paragraph 4.2(c) below. For purposes of the Agreement, termination of the Agreement by Officer in the event of Company's material breach of the Agreement in accordance with the provisions of this Para graph 4.2(b) shall be defined as termination by Officer for "Good Reason."

               (c) Good Reason Following a Change in Control. Following a Change in Control (as defined in Paragraph 4.4(e) below), "Good Reason" shall mean, without Officer's express written consent, a material breach of the Agreement by Company, including the occurrence of any of the following circumstances, which breach is not fully corrected within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to Company:

                    (i)  the assignment to Officer of any duties
inconsistent with the position in Company that Officer held immediately prior to the Change in Control, or an adverse alteration in the nature or status of Officer's responsibilities from those in effect immediately prior to such change;

                    (ii)  a substantial change in the nature of
the business operations of Company;

                    (iii)  a reduction by Company in Officer's
annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                    (iv)  the relocation of Company's principal
executive offices to a location more than 25 miles from Burr Ridge, Illinois (or, if different, the town in which such offices are located immediately prior to the Change in Control), or Company's requiring Officer to be based anywhere other than Company's principal executive offices except for required travel on Company's business to an extent substantially consistent with Officer's business travel obligations immediately prior to the Change in Control;

                    (v)  the failure by Company to pay Officer
any portion of his current compensation except pursuant to an across-the- board compensation deferral similarly affecting all officers of Company and all officers of any person whose actions resulted in a Change in Control or any person affiliated with Company or such person, or to pay Officer any portion of an installment of deferred compensation under any deferred compensation program of Company, within seven (7) days of the date such compensation is due;

                    (vi)  the failure by Company to continue in
effect any compensation plan in which Officer participates immediately prior to the Change in Control which is material to Officer's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue Officer's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control;

                    (vii)  the failure by Company to continue to
provide Officer with benefits substantially similar to those under any of Company's life insurance, medical, health and accident, or disability plans in which Officer was participating at the time of the Change in Control, the taking of any action by Company which would directly or indirectly materially reduce any of such benefits or deprive Officer of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by Company to provide Officer with the number of paid vacation days to which he is entitled on the basis of years of service with Company in accordance with Company's normal vacation policy in effect at the time of the Change in Control or pursuant to Officer's existing employment agreement, if any; or

                    (viii)  the failure of Company to obtain a
satisfactory agreement from any successor to assume and agree to perform the Agreement.

          Notwithstanding the above, during the one year period immediately following the occurrence of a Change in Control, "Good Reason" shall mean termination of employment by the Executive for any reason other than death or Permanent
Disability.

          Officer's right to terminate Officer's employment for Good Reason shall not be affected by Officer's incapacity due to physical or mental illness. Officer's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          4.3 Effect of Termination. In the event that the Agreement is terminated by Company or Officer prior to the Termination Date in accordance with the provisions of this Paragraph 4, the obligations and covenants of the parties under this Paragraph 4 shall be of no further force and effect, except for the obligations of the parties set forth below in this Paragraph 4.3, and such other provisions of the Agreement which shall survive termination of the Agreement as provided in Paragraph 6.11 below. Except as otherwise specifically set forth, all amounts due upon termination shall be payable on the date such amounts would otherwise have been paid had the Agreement continued through its Term; provided, however, that Deferred Amounts (as defined in Paragraph 4.3(a)(i) below) shall be payable within thirty (30) days following the Early Termination Date.

          In the event of any such early termination in accordance with the provisions of this Paragraph 4.3, Officer shall be entitled to the following:

               (a)  Termination by Company.

                    (i) Termination Without Cause. In the event that Company terminates the Agreement without Cause pursuant to Paragraph 4.1(a) above, Officer shall be entitled to (i) Earned Base Salary (as defined below); (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Officer has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iv) any compensation earned but deferred ("Deferred Amounts"); and (v) the Severance Payment (as defined in Paragraph 4.4 below).

                    (ii)  Termination For Cause.  In the event
that Company terminates the Agreement for Cause pursuant to Paragraph 4.1(b) above, Officer shall be entitled to (i) Earned Base Salary; (ii) any earned bonus which Officer has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iii) earned benefits and reimbursable expenses; and (iv) any Deferred Amounts. Following delivery to Officer of the notice described in Paragraph 4.1(b)(i), the Company may suspend Officer from further duties with full pay and benefits as provided hereunder as if Officer continued to be employed until the delivery of the notice of termination described in Paragraph 4.1(b)(iii). Officer shall not be entitled to any future annual bonus or Severance Payment.

                    (iii)  Termination Due to Death or Permanent
Disability. In the event that the Company terminates the Agreement by reason of Officer's death or Permanent Disability pursuant to Paragraph 4.1(c) above, Officer shall be entitled to
(i) Earned Base Salary (as defined below); (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Officer has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iv) any Deferred Amounts; and (v) all outstanding options (whether or not exercisable at the Early Termination Date) shall become fully and immediately vested and may be exercised for one year following such termination.

               (b)  Termination by Officer.

                    (i)  Termination Other Than For Good Reason.
In the event that Officer terminates the Agreement other than for Good Reason, Officer shall be entitled to (i) Earned Base Salary;
(ii) any earned bonus which Officer has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iii) earned benefits and reimbursable expenses; and (iv) any Deferred Amounts. Officer shall not be entitled to any future annual bonus or Severance Payment.

                    (ii)  Termination For Good Reason.  In the
event that Officer terminates the Agreement for Good Reason, Officer shall be entitled to (i) Earned Base Salary; (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Officer has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date;
(iv) any Deferred Amounts; and (v) the Severance Payment (as defined in Paragraph 4.4 below).

          The term "Earned Base Salary" shall mean all semimonthly installments of the Base Salary which have become due and payable to Officer, together with any partial monthly installment prorated on a daily basis up to and including the applicable Termination Date.

          4.4  Severance Payment.

               (a)  Definition of "Severance Payment." For
purposes of the Agreement, the term "Severance Payment" shall mean an amount equal to the sum of (i) the Base Salary otherwise payable to Officer during the remainder of the Term had such early termination of the Agreement not occurred ("Severance Period") and (ii) for each full or partial year remaining in the Severance Period, the average of the annual bonuses earned by Officer in the two (2) years immediately preceding the date of termination (or if there are less than two (2) years immediately preceding such date, an amount equal to the immediately preceding bonus earned) ("Average Bonus"); provided, however, that in the event that, following a Change in Control (as defined in Paragraph 4.4(e) below), the Company terminates the Agreement without Cause pursuant to Paragraph 4.1(a) above or Officer terminates the Agreement for Good Reason pursuant to Paragraph 4.2(c) above, the term "Severance Payment" shall mean an amount equal to no less than three (3) times the sum of the Base Salary then in effect and the Average Bonus which Average Bonus shall not be less than 50% of Base Salary).

               (b) Payment of Severance Payment. In the event that Officer is entitled to any Severance Payment pursuant to Paragraph 4.3 above, that portion of such Severance Payment that represents Base Salary shall be payable in monthly installments, and that portion of such Severance Payment that represents the Average Bonus shall be payable on the dates such amounts would have been paid had Officer continued in Company's employment for the Severance Period; provided, however, that in the event of a Termination Following a Change in Control (as defined in Paragraph 4.4(e) below), the Severance Payment shall be payable in a lump sum within ten (10) days following such termination.

               (c)  Other Severance Benefits.  In the event that
Officer is entitled to any Severance Payment pursuant to Paragraph 4.3 above, he shall also be entitled to:

          (i) the full and immediate vesting of any awards granted to Officer under the Company's stock option and incentive compensation plans; and

          (ii) to the extent elected by Officer within five days of the Early Termination Date, in lieu of shares of Company common stock issuable upon exercise of outstanding options (which options shall be cancelled upon the making of the payment referred to below), a lump sum payment, in cash, equal to the product of (a) the excess of (x) in the case of ISOs granted after the date hereof, the closing price of shares of Company common stock as reported on the NASDAQ National Market on or nearest the Early Termination Date (or, if not listed on such exchange, on the nationally recognized exchange or quotation system on which trading volume in shares of Company common stock is highest), or in the case of all other options, the higher of such closing price or the highest per share price for shares of common stock of the Company actually paid in connection with any Change in Control, over (y) the per share exercise price of such option held by Officer (whether or not then fully exercisable), and (b) the number of shares of common stock of the Company covered by each such option as elected by Officer; provided, however, that if the Company is prevented by the terms of its debt instruments from making the payment described herein, Officer shall immediately execute a cashless exercise of all options for which such Officer elected to receive cash (whether or not fully exercisable at the Early Termination Date) and shall dispose of the common stock underlying such options as soon as practicable and the Company will pay Officer the aggregate difference between the price of the common stock at the time such shares are sold and the price determined under (x) above; provided further, that in the event and to the extent that such shares cannot be sold for any reason, the Company will repurchase such shares at the price determined under (x) above; provided, however, that notwithstanding the foregoing, the following shall apply with respect to a Termination without Cause pursuant to Paragraph 4.3(a)(i) or a Termination For Good Reason prior to a Change in Control pursuant to Paragraph 4.3(b)(ii); to the extent Officer within five days of the Early Termination Date elects to receive cash in lieu of shares of Company common stock issuable upon exercise of outstanding options (which options shall be cancelled upon the making of the exercises referred to below), Officer shall immediately complete a cashless exercise of all options for which Officer elects to receive cash (whether or not fully exercisable at the Early Termination Date) and shall attempt to dispose of the common stock underlying such options within three weeks of such exercise and the Company will pay Officer the aggregate difference between the price of the common stock at the time such shares are sold and the price determined under (x) above; provided further, that in the event and to the extent such shares cannot be sold within the three week period for any reason, the Company will repurchase such shares at the price determined under (x) above; and

          (iii) continued participation throughout the Severance Period in all employee welfare and pension benefit plans, programs or arrangements. In the event Officer's participation in any such plan, program or arrangement is barred, Company shall arrange to provide Officer with substantially similar benefits.

               (d) Full Settlement of All Obligations. Officer hereby acknowledges and agrees that any Severance Payment paid to Officer hereunder shall be deemed to be in full and complete settlement of all obligations of Company under the Agreement.

               (e)  Change in Control.  For purposes of the
Agreement, "Termination Following a Change in Control" shall mean a termination of Officer's employment with Company following a "Change in Control" by Officer for Good Reason or by Company other than for Cause. A "Change in Control" shall be deemed to have occurred if:

                    (i)  Any Person, as such term is used in
section 3(a)(9) of the Securities Exchange Act of 1934 as amended from time to time (the "Exchange Act"), as modified and used in sections 13(d) and 14(d) thereof, (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act, that is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Ex change Act, directly or indirectly, of securities of the Company and is entitled to file on Schedule 13G or any successor form with respect to such securities) becomes the Beneficial Owner of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                    (iii)  There is consummated a merger or
consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or
(B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                    (iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their owner ship of the Company immediately prior to such sale.

          4.5 Gross-Up. In the event Officer is required pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G(b) of the Code) made by the Company pursuant to the Agreement or otherwise, Company shall pay Officer, no later than the tenth (10th) day following the Early Termination Date, an additional amount (a "Gross-Up Payment") as is necessary to place Officer in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code. The Gross-Up Payment shall be determined pursuant to the procedures set forth in Annex A hereto.

          4.6 Offset. Officer shall not be required to mitigate the amount of any payment provided for under the Agreement by seeking other employment or otherwise, nor will any payments provided to him under the Agreement be subject to offset in respect of any claims which the Company may have against Officer other than with respect to loans by Officer from the Company which are the subject of an executed note between Officer and the Company, nor shall any payment provided hereunder be reduced by any compensation earned by Officer as the result of employment by another employer or by retirement benefits.

5.   Miscellaneous.

          5.1 Payment Obligations. Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Officer or others. In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Officer obtains other employment. Company agrees to pay promptly upon receipt of proper invoices, to the fullest extent permitted by law, all legal fees and expenses which Officer may reasonably incur as a result of any contest by Company, Officer or others of the validity, interpretation or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest initiated by Officer about the amount of any payment due pursuant to this Agreement); provided, however, that in the event that it is finally determined by arbitration pursuant to Paragraph 5.8 that Officer was terminated for Cause or that, in the case of termination of this Agreement by Officer, Good Reason did not exist, then Officer shall be obligated to repay to Company the full amount of all such legal fees and expenses paid for Officer by Company in connection with that contest.

          5.2 Confidentiality. Officer agrees that all confidential and proprietary information relating to the business of Company shall be kept and treated as confidential both during and after the Term of the Agreement, except as may be permitted in writing by the Board or as such information is within the public domain or comes within the public domain without any breach of the Agreement.

          5.3 Waiver. The waiver of the breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          5.4 Entire Agreement; Modifications. Except as otherwise provided herein and the letter attached hereto as
Exhibit 1, the Agreement (together with the agreements and plans referred to herein) represents the entire understanding among the parties with respect to the subject matter hereof, and the Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

          5.5 Notices. All notices and other communications under the Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

          If to Company: American Disposal Services, Inc.
                         745 McClintock Drive
                         Suite 230
                         Burr Ridge, Illinois 60521


          If to Officer: Ann L. Straw
                         547 North Linden Avenue
                         Oak Park, Illinois 60302

          Any party may change such party's address for notices by notice duly given pursuant hereto.

          5.6 Headings. The paragraph headings herein are intended for reference only and shall not by themselves determine the construction or interpretation of the Agreement.

          5.7 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its principles of conflict of laws.

          5.8 Arbitration. Any controversy or claim arising out of or relating to the Agreement or the breach of the Agreement that cannot be resolved by Officer on the one hand or the Company on the other, including any dispute as to the calculation of Officer's benefits or any payment hereunder, shall be submitted to arbitration in the City of Chicago, in accordance with Illinois state law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and Officer, and judgment may be entered on the arbitrator's award in any court having jurisdiction.

          5.9 Severability. Should a court or other body of competent jurisdiction determine that any provision of the Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

          5.10 Survival of Company's Obligations. Company's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Company. The Agreement shall not be terminated by any merger or consolidation or other reorganization of Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of the Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. The Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, the Agreement shall not be assignable either by Company (except to an affiliate of the Company, in which event Company shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

          5.11 Survival of Certain Rights and Obligations. The rights and obligations of the parties hereto pursuant to Paragraphs 4.3, 4.4, 4.5, 4.6, 5.1, 5.2, 5.8, 5.10, 5.11 and 5.13
hereof shall survive the termination of the Agreement.

          5.12 Counterparts. The Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

          5.13 Indemnification. In addition to any rights to indemnification to which Officer is entitled under the Company's Articles of Incorporation and By- Laws or under the agreement between Company and Officer attached hereto as Exhibit 2, Company shall indemnify Officer at all times during and after the Term of the Agreement to the maximum extent permitted under applicable law of the State of Illinois or any successor provision thereof and any other applicable state law, and shall pay Officer's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.


 IN WITNESS WHEREOF, the parties hereto have executed the Agreement.

                         COMPANY:

                         AMERICAN DISPOSAL SERVICES, INC.,
                         a Delaware corporation


                         By:
                              Name
                              Title

                         Date:


                         OFFICER:


                         Name

                         Date:


























                                                       ANNEX A


The Gross-Up Payment shall be equal to the excess of the Total Payments over the payment provided for by this paragraph. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by Officer in connection with a Change in Control or the termination of Officer's employment (whether payable pursuant to the terms of the Agreement or of any other plan, arrangement or agreement with Corporation, its successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with Corporation or such person within the meaning of Section 1504 of the Code (the "Total Payments")) shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by Corporation's independent auditors and reasonably acceptable to Officer, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, or are not otherwise subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of Officer on the Early Termination Date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.